Exhibit 10.4(j)

Privileged and Confidential
Award #

MYLAN INC.
2003 LONG-TERM INCENTIVE PLAN
NOTICE OF AWARD OF RESTRICTED STOCK UNITS

[Name] (the “Participant”) has been granted, effective as of the grant date, an award of restricted stock units (the “Award”) payable in shares of common stock (the “Shares”) of Mylan Inc. (the “Company”) pursuant to the Company’s 2003 Long-Term Incentive Plan, as amended to date (the “Plan”). The Award is subject to the terms and conditions set forth below and in the Plan, which is a part of this Notice.

1.    Number of Restricted Stock Units (RSUs): __________, where 1 RSU is equal to the right to receive [ __ ] Share.

2.    Vesting: Restrictions on the RSUs lapse (and shares will be released to the Participant) in accordance with the vesting schedule, subject to the terms of the Plan and this Notice.

3.    Forfeiture: Subject to Sections 7.03 and 7.04 of the Plan, if the Participant’s employment with the Company or any of its subsidiaries terminates for any reason, all RSUs shall be forfeited and returned to the Company, and all rights of the Participant with respect to such RSUs shall terminate.

4.    Change in Control: Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control (as defined in the Plan), any unvested Awards granted pursuant to this Agreement shall vest as follows:

a)    With respect to each unvested Award that is assumed or substituted in connection with a Change in Control, in the event of a termination of the Participant’s employment or service during the 24-month period following such Change in Control (i) without Cause or (ii) by the Optionee for Good Reason, such Award shall become fully vested and exercisable as of such termination of employment. Cause and Good Reason shall have the meanings assigned to such terms in the Mylan Inc. Severance Plan (or any successor plan), unless the Participant is entitled to severance benefits under a Transition and Succession Agreement or an Employment Agreement, in which case the definitions in such agreement, if any, shall apply.

b)    For purposes of this Section 4, an Award shall be considered assumed or substituted for if, following the Change in Control, the Award remains subject to the same terms and conditions that were applicable to the Award immediately prior to the Change in Control (including vesting conditions) except as set forth in this Section 4 and except that the Award instead confers the right to receive publicly traded equity securities of the acquiring entity or the ultimate parent company which results from the Change in Control.

c)    With respect to each unvested Award that is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change in Control, such Award shall become fully vested and exercisable.

d)    Notwithstanding any other provision of the Plan, in the event of a Change in Control, the Committee may, in its discretion, except as would otherwise result in adverse tax consequences under Code Section 409A, provide that each Award shall, immediately upon the occurrence of a Change in Control, be cancelled in exchange for a payment in cash or securities in an amount equal to (i) the excess of the consideration paid per Share in the Change in Control over the purchase price (if any) per Share subject to the Award multiplied by (ii) the number of Shares then outstanding under the Award.

e)    Notwithstanding the foregoing, for each Award that constitutes deferred compensation under Section 409A of the Code, a Change in Control shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A of the Code.

5.    Limitation Of Liability Of The Committee And Board Of Directors: The Participant agrees that the liability of the officers and the Board of Directors of the Corporation to the Participant under this Agreement shall be limited to those actions or failure to take actions which constitute self-dealing, willful misconduct or recklessness.

6.    Governing Law: This Notice shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.